Exhibit 23





                         CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-48313) of PS Business Parks, Inc., pertaining to the PS Business Parks, Inc. 1997 Stock Option and Incentive Plan, the Registration Statement on Form S-8 (No. 333-50274) of PS Business Parks, Inc. pertaining to the PS 401(k)/Profit Sharing Plan, the Registration Statement on Form S-3 (No. 333-78627) and the related prospectus and the Registration Statement on Form S-3 (No. 333-50463) and the related prospectus of our report dated January 4, 2002 on the combined statement of certain revenues and certain operating expenses of Metro Park North for the year ended March 31, 2001 included in the Current Report on Form 8-K/A dated December 27, 2001 of PS Business Parks, Inc.






PricewaterhouseCoopers LLP
San Francisco, California
January 16, 2002